CONTACT:	Daniel T. Hendrix
President and Chief Executive Officer
Patrick C. Lynch
Senior Vice President and Chief Financial Officer
(770) 437-6800

FD
Eric Boyriven, Matt Steinberg
(212) 850-5600

FOR IMMEDIATE RELEASE

INTERFACE REPORTS SECOND QUARTER 2011 RESULTS

-- Sales and Orders Increase to $267.6 Million and $289.9 Million, Respectively --
-- Operating Income Increases to $26.1 Million --
-- $0.20 Earnings Per Share --

ATLANTA, Georgia, July 27, 2011 – Interface, Inc. (Nasdaq: IFSIA), a worldwide floorcoverings company and global leader in sustainability, today announced results for the second quarter ended July 3, 2011.

Sales for the second quarter of 2011 were $267.6 million, compared with sales of $226.6 million in the second quarter of 2010, an increase of 18.1%.  Operating income improved 21.8% to $26.1 million, or 9.8% of sales, compared with last year’s second quarter operating income of $21.5 million, or 9.5% of sales.  Net income attributable to Interface, Inc. was $12.8 million, or $0.20 per share, in the second quarter of 2011, compared with net income attributable to Interface, Inc. of $7.6 million, or $0.12 per share, in the second quarter of 2010.

“Our results for the second quarter reflected the improvement in demand across our markets,” said Daniel T. Hendrix, President and Chief Executive Officer.  “We achieved solid increases in sales and earnings during the period, as the corporate office segment continued its recovery, and we saw strong contributions from the education and healthcare sectors.  We are also pleased with our performance across all of our geographies.  Europe exhibited excellent revenue and order growth, reflecting the ongoing recovery of the corporate office market in that region as well as growth within emerging markets such as India, Eastern Europe and the Middle East.  North America sustained its solid growth levels due to strengthening conditions in both the corporate office and non-office markets.  Demand in Asia-Pacific remains strong and we continue to build our presence as this market’s leading provider of modular carpet.  We are also very pleased with the performance of Bentley Prince Street, which generated a profitable quarter driven by strong growth in demand for its carpet tile products.”

Patrick C. Lynch, Senior Vice President and Chief Financial Officer, commented, “We continued to deliver solid growth and financial performance compared with the year ago period and in an operating environment that remains challenging.  Sales and orders continued to grow, and we were able to generate improved profitability despite an increase in raw material prices and the near-term cost impact of our China manufacturing facility, which continued its ramp-up and achieved breakeven performance in the month of June.  SG&A expenses were higher due to our enhanced investment in strategic initiatives such as FLOR, China, the hospitality market and additional salespeople, but our bottom line performance is evidence that we are taking the right steps to grow our business.  We will continue to capitalize on the opportunities we see in the market while also maintaining a careful focus on costs.”

For the first six months of 2011, sales were $513.0 million, compared with $443.8 million for the same period a year ago, an increase of 15.6%.  Operating income for the 2011 six-month period was $47.7 million, or 9.3% of sales.  These figures compare with operating income for the 2010 six-month period (excluding a previously announced $3.1 million restructuring charge in the first quarter of 2010) of $38.4 million, or 8.6% of sales.  Including the restructuring charge, operating income for the 2010 six-month period was $35.2 million, or 7.9% of sales.  Net income attributable to Interface, Inc. in the first six months of 2011 was $22.6 million, or $0.35 per diluted share, compared with net income attributable to Interface, Inc. in the year-ago period of $9.5 million, or $0.15 per diluted share.

Mr. Hendrix concluded, “As we move into the second half of the year, we are encouraged by the dynamics we are seeing across the markets we serve.  Orders outpaced sales in the quarter, pointing to building demand.  We believe that mature office markets globally are in the early stages of a recovery cycle, while emerging markets are maintaining their strong growth rate.  Our FLOR retail concept continues to build momentum, as we now have a total of five FLOR stores open to complement our catalog and on-line distribution channels, with plans to open two more FLOR stores in the next few weeks.  We expect the contribution margin from increased sales to improve as we begin realizing the full benefits of the strategic investments we’ve made thus far in the expansion of our business.  Overall, our focus remains on building upon our position as the global leader in modular carpet while at the same time increasing the profitability of our company.”

The Company will host a conference call tomorrow morning, July 28, 2011, at 9:00 a.m. Eastern Time, to discuss its second quarter 2011 results.  The conference call will be simultaneously broadcast live over the Internet.  Listeners may access the conference call live over the Internet at:  http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112931&eventID=4155073 or through the Company’s website at: http://www.interfaceglobal.com/ Investor-Relations.aspx.  The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

INTERFACE REPORTS SECOND QUARTER 2011 RESULTS

Interface, Inc. is the world’s largest manufacturer of modular carpet, which it markets under the InterfaceFLOR, FLOR, Heuga and Bentley Prince Street brands, and, through its Bentley Prince Street brand, enjoys a leading position in the designer quality segment of the broadloom carpet market.  The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Risk Factors” included in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 2011, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “The ongoing worldwide financial and credit crisis could have a material adverse effect on our business, financial condition and results of operations,” “Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings,” “We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,” “Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely,” “Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations,” “Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers,” “Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber could have a material adverse effect on us,” “We have a significant amount of indebtedness, which could have important negative consequences to us,” “The market price of our common stock has been volatile and the value of your investment may decline,” “Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets,” “Our Chairman, together with other insiders, currently has sufficient voting power to elect a majority of our Board of Directors,” and “Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock.”  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

INTERFACE REPORTS SECOND QUARTER 2011 RESULTS

Consolidated Condensed Statements of Operations	Three Months Ended		Six Months Ended
(In thousands, except per share data)	07/03/11	07/04/10	07/03/11	07/04/10

Net Sales	$267,640	$226,587	$513,042	$443,778
Cost of Sales	172,865	146,453	331,339	290,270
Gross Profit	94,775	80,134	181,703	153,508
Selling, General & Administrative Expenses	68,638	58,668	134,038	115,156
Restructuring Charge	--	--	--	3,131
Operating Income	26,137	21,466	47,665	35,221
Interest Expense	6,783	8,115	13,439	16,937
Bond Retirement Expenses	--	--	--	1,085
Other Expense, Net	171	447	49	545
Income Before Taxes	19,183	12,904	34,177	16,654
Income Tax Expense	6,369	4,896	11,539	6,540
Income from Continuing Operations	12,814	8,008	22,638	10,114
Net Income	12,814	8,008	22,638	10,114
Net Income Attributable to Noncontrolling Interest in Subsidiary	--	(376)	--	(612)
Net Income Attributable to Interface, Inc.	$12,814	$7,632	$22,638	$9,502

Earnings Per Share Attributable to Interface, Inc. – Basic	$0.20	$0.12	$0.35	$0.15

Earnings Per Share Attributable to Interface, Inc. – Diluted	$0.20	$0.12	$0.35	$0.15

Common Shares Outstanding – Basic	65,398	63,515	65,108	63,423
Common Shares Outstanding – Diluted	65,677	64,118	65,363	63,917

Orders Received	289,900	257,200	542,100	485,400
Backlog (as of 07/03/11 and 07/04/10, respectively)			143,500	132,700

INTERFACE REPORTS SECOND QUARTER 2011 RESULTS

Consolidated Condensed Balance Sheets
(In thousands)	07/03/11	01/02/11
Assets
Cash	$27,299	$69,236
Accounts Receivable	163,173	151,463
Inventory	170,517	136,766
Other Current Assets	39,134	34,424
Assets of Businesses Held for Sale	1,200	1,200
Total Current Assets	401,323	393,089
Property, Plant & Equipment	188,290	177,792
Other Assets	189,624	184,552
Total Assets	$779,237	$755,433

Liabilities
Accounts Payable	$50,195	$55,859
Accrued Liabilities	100,680	112,657
Total Current Liabilities	150,875	168,516
Senior and Senior Subordinated Notes	294,467	294,428
Other Long-Term Liabilities	43,577	43,617
Total Liabilities	488,919	506,561
Shareholders’ Equity	290,318	248,872
Total Liabilities and Shareholders’ Equity	$779,237	$755,433

Consolidated Condensed Statements of Cash Flows	Three Months Ended				Six Months Ended
(In millions)	07/03/11		07/04/10		07/03/11		07/04/10

Net Income		$12.8		$8.0		$22.6		$10.1
Depreciation and Amortization		8.6		6.8		21.2		12.9
Deferred Income Taxes and Other Non-Cash Items		2.5		2.1		3.3		(0.1)
Change in Working Capital
Accounts Receivable	(14.6)		(5.6)		(8.0)		(7.1)
Inventories	(9.7)		(9.6)		(30.0)		(14.0)
Prepaids	1.3		(1.2)		(4.1)		(7.4)
Accounts Payable and Accrued Expenses	(4.1)		11.1		(26.4)		18.3
Cash Provided from (Used in) Operating Activities		(3.2)		11.6		(21.4)		12.7
Cash Used in Investing Activities		(9.0)		(8.2)		(20.8)		(11.9)
Cash Provided from (Used in) Financing Activities		(0.6)		0.2		(0.5)		(40.0)
Effect of Exchange Rate Changes on Cash		0.4		(1.7)		0.7		(2.9)
Net Increase (Decrease) in Cash		$(12.4)		$1.9		$(42.0)		$(42.1)

INTERFACE REPORTS SECOND QUARTER 2011 RESULTS

Consolidated Condensed Segment Reporting
(In millions)
	Three Months Ended			Six Months Ended
	07/03/11	07/04/10	% Change	07/03/11	07/04/10	% Change
Net Sales
Modular Carpet	$240.6	$202.7	18.7%	$459.8	$396.7	15.9%
Bentley Prince Street	27.1	23.9	13.4%	53.2	47.1	13.0%
Total	$267.7	$226.6	18.1%	$513.0	$443.8	15.6%

Operating Income (Loss)
Modular Carpet	$26.9	$25.4	5.9%	$52.3	$42.6	22.8%
Bentley Prince Street	0.1	(1.1)	109.1%	(0.1)	(2.6)	96.2%
Corporate Expenses, Income and Eliminations	(0.9)	(2.8)	67.9%	(4.5)	(4.8)	6.3%
Total	$26.1	$21.5	21.4%	$47.7	$35.2	35.5%

Reconciliation of Non-GAAP Performance Measures to
GAAP Performance Measures
(In millions)

Six Months Ended
07/04/10
Operating Income, Excluding Restructuring Charge	$38.4
Restructuring Charge	3.1
Operating Income, As Reported	$35.2

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period.  However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.  Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.

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